           EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                             Vicon Industries: Joan Wolf: 631/650-6201
                                                                          BlissPR: John Bliss: 212/840-1661

VICON REPORTS  FOURTH QUARTER, FISCAL YEAR 2009 RESULTS AND
INCREASE IN SHARE BUYBACK AUTHORIZATION

HAUPPAUGE, NY, December 3, 2009 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the fourth quarter and year ended September 30, 2009.   The announcement was made by Chairman and CEO Ken Darby, who said the Company performed well throughout the year in spite of a very difficult business environment.

For the fourth quarter, net sales were $15.3 million, a 23% decrease compared with $19.9 million in the year ago period.  Net income for the quarter totaled $645,000 ($.14 per diluted share) compared with net income of $1.8 million ($.36 per diluted share) for the same period last fiscal year.

For the 2009 fiscal year, net sales were $60.4 million, a 10% decline compared with $66.9 million for the prior fiscal year.  Net income totaled $2.0 million ($.43 per diluted share) compared with net income of $2.8 million ($.57 per diluted share) for the prior fiscal year.

Commenting on the fourth quarter and full year results, Mr. Darby said, “the worldwide security systems market was challenging throughout the year and remains so.  With spending cutbacks and less construction, there were fewer projects to compete for”.  For the quarter, U.S. revenues were off 21% to $8.9 million compared with $11.2 million, while foreign sales were down 26% at $6.4 million against $8.7 million in the year ago quarter.  For the year, U.S. revenues were $32.0 million, down 8% compared with $34.9 million, while foreign sales were off 11% at $28.4 million against $32.0 million a year ago.  Approximately $2.8 million of the full year decline in foreign sales was due to unfavorable currency movements.  Order intake for the fourth quarter was $13.1 million compared with $17.8 million in the year ago fourth quarter and $59.3 million versus $67.0 million for the full year comparison.

For the quarter, gross margins were 46.3%, compared with 47.4% in the year ago fourth quarter.  For the year, margins were 45.2% versus 45.5% for the prior year.  Limiting margin erosion throughout the year was a significant achievement, particularly in the face of unfavorable currency movements and the very competitive economic environment.  Operating costs totaled $6.2 million versus $6.7 million in the year ago fourth quarter and for the year were $24.3 million compared with $26.0 million for the prior year.  The reduction in operating costs was due principally to lower sales and marketing costs and a favorable currency translation effect associated with foreign operating costs.

Mr. Darby said Vicon’s financial position at September 30, 2009 strengthened as the Company generated cash of $7.1 million in the 2009 fiscal year.  At September 30, 2009 the Company had $16.7 million in cash, no interest bearing debt, net tangible equity of $35.4 million (equal to $7.66 per outstanding share) and a working capital ratio of 4.4 to 1. “Vicon’s liquidity and balance sheet leverage better positions us to pursue growth initiatives”, said Mr. Darby.

“At today’s meeting, the Board of Directors increased by $1.5 million (for a total of $1,845,128 remaining to be spent) the amount authorized to be expended in connection with an ongoing share repurchase program” said Mr. Darby.  The Company spent $1.2 million to purchase 226,000 shares in open market transactions under the program in fiscal year 2009.  Share repurchases will be funded solely from available cash, and may be made from time to time in open market transactions or otherwise.  The Board established no time frame for the share repurchase program, which may be suspended for periods or discontinued at any time.

Product development activities in fiscal 2009 produced the sixth generation of ViconNet®, the Company’s enterprise class physical security information management (PSIM)application.  ViconNet Version 6, currently in test, supports the latest compression technology and browser functionality among other enhancements.  In fiscal 2009, the

Company also completed a new offering of Kollector® hybrid network/digital video recorders and a new product range of mini Surveyor® robotic dome cameras.  Mr. Darby said an aggressive development schedule is again planned for fiscal 2010 featuring enhancements to the ViconNet (PSIM) platform and a new line of mega pixel robotic and fixed position cameras.

There has been no change in the status of the patent litigation from that previously reported.  “We continue to wait for a decision by the U.S. Patent Office Board of Appeals and Interferences”, said Mr. Darby.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations
Vicon Industries, Inc.

Condensed Statements of Operations

	Three Months Ended September 30,		Year Ended September 30,

	2009	2008	2009	2008

Net sales	$15,284,000	$19,906,000	$60,445,000	$66,911,000

Gross profit	7,076,000	9,430,000	27,293,000	30,422,000

Selling, general and administrative expense	4,835,000	5,245,000	18,856,000	20,385,000

Engineering and development expense	1,371,000	1,420,000	5,406,000	5,648,000

Operating income	870,000	2,765,000	3,031,000	4,389,000

Income before income taxes	1,037,000	2,815,000	3,219,000	4,589,000

Income tax expense	392,000	1,055,000	1,202,000	1,750,000

Net income	$645,000	$1,760,000	$2,017,000	$2,839,000

Earnings per share:

Basic	$.14	$.37	$.44	$.59

Diluted	$.14	$.36	$.43	$.57

Shares used in computing earnings per share:

Basic	4,615,000	4,746,000	4,626,000	4,781,000

Diluted	4,721,000	4,849,000	4,730,000	4,947,000